Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

September 15, 2023
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161

Clean Vision Corporation 2711 N. Sepulveda Blvd. #1051 Manhattan Beach, CA 90266	www. lucbro.com

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Clean Vision Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”), by the Selling Shareholders (as defined below) of up to 820,598,246 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share. The Shares include:

(i)	up to 269,042,604 Shares issuable pursuant to that certain Securities Purchase Agreement dated May 26, 2023 (the “May Purchase Agreement”) between the Company and an accredited investor (the “May Investor”), which includes (a) 180,904,522 Shares issuable upon conversion of a senior convertible note in the aggregate principal amount of $1,714,285.71 (the “May Note”) and (b) 88,138,082 additional Shares that the Company is required to register pursuant to a registration rights agreement between the Company and the May Investor obligating the Company to register 200% of the maximum number of shares of Common Stock issuable upon exercise of warrants (the “May Warrants”) issued pursuant to the May Purchase Agreement;

(ii)	up to 454,166,752 Shares issuable pursuant to that certain Securities Purchase Agreement dated February 17, 2023 (the “February Purchase Agreement”) between the Company and the May Investor which includes (a) 296,840,276 Shares that we are required to register pursuant to a registration rights agreement between the Company and the May Investor obligating the Company to register 200% of the maximum number of shares of Common Stock issuable upon conversion of senior convertible notes in the aggregate principal amount of $2,812,915 (the “February and April Notes,” and together with the May Note, the “PIPE Notes”) and (b) 157,326,476 additional shares of Common Stock that the Company is required to register pursuant to a registration rights agreement between the Company and the May Investor obligating the Company to register 200% of the maximum number of shares of Common Stock issuable upon exercise of warrants (the “February and April Warrants,” and together with the May Warrants, the “PIPE Warrants”) issued pursuant to the February Purchase Agreement; and

(iii)	up to 97,388,890 Shares issued or issuable pursuant to that certain Securities Purchase Agreement dated July 31, 2023 (the “August Purchase Agreement”) between the Company and an accredited investor (the “August Investor,” and together with the May Investor, the “Selling Shareholders”), which includes (a) 76,388,890 Shares, which represents 250% of the aggregate number of shares of Common Stock issuable upon conversion of a senior convertible promissory note in the original principal amount of $500,000 (the “August Note”) and (b) 21,000,000 Shares issued to the August Investor on August 4, 2023 (the “Inducement Shares”).

The offering of the Shares will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company. We are opining herein as to the laws of the United States and Chapter 78 of the Nevada Revised Statutes of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(i)	the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holder of such Shares and have been issued by the Company upon (i) conversion of the PIPE Notes and August Note by the applicable Selling Shareholder as set forth in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable and (ii) exercise of the PIPE Warrants by the applicable Selling Shareholder against payment therefor as set forth in the Registration Statement, such shares will be validly issued, fully paid and non-assessable; and

(ii)	the Inducement Shares have been duly authorized, validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP

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